Exhibit 99.1
P R E S S A N N O U N C E M E N T

Investor Contact:	Press Contact:
Brian Flanagan	Erica Burns
Progress Software	Progress Software
1 781 280 4817	+1 888 365 2779 (x3135)
flanagan@progress.com	erica.burns@progress.com

Progress Announces Appointment of Paul Jalbert as Chief Financial Officer
BEDFORD, MA., March 29, 2017 (BUSINESSWIRE)-- Progress (NASDAQ: PRGS) announced today that Paul Jalbert, chief accounting officer, has been named chief financial officer, effective immediately. As CFO, Jalbert will be a member of the company's executive leadership team, reporting to Yogesh Gupta, president and chief executive officer, and will oversee the company’s global finance and accounting operations. Jalbert has been chief accounting officer since joining the company in August 2012.
Jalbert is an accomplished finance executive with over 30 years of experience at publicly traded and privately-held companies, including UnitedHealth Group, Picis, Keane, Genuity and Verizon. “I am very excited to announce Paul’s promotion to CFO and to add his operational and financial acumen to the company's executive team," said Gupta. “Over the past five months, I’ve had the opportunity to work closely with Paul and his vast experience will be invaluable as we continue to transform Progress in 2017.”
“I’m honored to become our new CFO and join the management team at this critical time in our company’s history,” said Jalbert. “Progress is fortunate to have a strong finance organization and my goal will be to ensure that the company is singularly focused on executing on its new strategy.”
As CFO, Jalbert replaces Kurt Abkemeier, who will leave the company effective immediately. “We appreciate Kurt’s work during his time at Progress, and we wish him the best in his future endeavors,” stated Gupta.
About Progress
Progress (NASDAQ: PRGS) is a global leader in application development, empowering enterprises to build and deploy mission-critical business applications to succeed in an evolving business environment. With offerings spanning web, mobile and data for on-premise and cloud. Progress powers businesses worldwide, promoting success one application at a time. Learn about Progress at www.progress.com or 1-781-280-4000.
Progress is a trademark or registered trademarks of Progress Software Corporation or one of its subsidiaries or affiliates in the U.S. and other countries. Any other trademarks contained herein are the property of their respective owners.

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